Exhibit 10.1
CREDIT AGREEMENT
     This Credit Agreement (“Agreement”) is made as of March 1, 2007, by and between LUMINEX CORPORATION (“Borrower”), a Delaware corporation, and JPMORGAN CHASE BANK, N.A. (“Lender”), a national banking association. Borrower has requested that Lender make loans to Borrower in the following manner and subject to the following terms and conditions:
ARTICLE I
Definitions
     Section 1.01 Certain Definitions. Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in this Agreement shall have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):
     Accounts shall have the meaning set forth in Article 9 of the UCC.
     Adjusted LIBOR Rate shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the product of (i) the LIBOR Rate in effect for such Interest Period and (ii) Statutory Reserves, and (b) 1.75% (computed on the basis of the actual number of days elapsed over a 360-day year).
     Affiliate means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) or by any other means.
     Agreement means this Credit Agreement, as it may from time to time be amended, modified, restated or supplemented.
     Alternate Base Rate means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day minus 1.00%, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     Alternate Base Rate Borrowing shall mean, as of any date, that portion of the principal balance of the Loans bearing interest at the Alternate Base Rate as of such date.

     Annual Audited Financial Statements means (a) the annual audited consolidated financial statements of Borrower and its Subsidiaries, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement, retained earnings statement and statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP, and without expressing any doubt as to Borrower’s ability to continue as a going concern, and accompanied by a report and opinion of independent certified public accountants of recognized standing satisfactory to Lender, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as of the date thereof and the results of their operations for the period covered thereby in conformity with GAAP, and (b) the annual consolidating financial statements of the Borrower and its Subsidiaries, if any, containing a balance sheet as of the end of such fiscal year and a statement of operations for such fiscal year prepared in reasonable detail. Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default under any of the financial covenants in Section 5.03 or, if in the opinion of such accountant any such Default under Section 5.03 exists, a description of the nature and status thereof.
     Applicable Lending Office shall mean Lender’s Domestic Lending Office in the case of an Alternate Base Rate Borrowing and Lender’s LIBOR Lending Office in the case of a LIBOR Borrowing.
     Bankruptcy Code means the United States Bankruptcy Code, as amended, and any successor statute.
     Board means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.
     Borrowing Authorization means (i) with respect to a corporation, a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the Credit Documents to be executed by such corporation; the incumbency and signature of the officer of such corporation executing such documents on behalf of such corporation, and the Organizational Documents of such corporation, and (ii) with respect to a partnership, limited liability company, joint venture or other non-individual Person, such written instruments as shall be required by Lender, each in Proper Form, authorizing the execution, delivery and performance of the Credit Documents to be executed by such Person; the incumbency and signature of the representative of such Person executing such documents on behalf of such Person, and the Organizational Documents of such Person.
     Borrowing Base means, as at any date, the amount of the Borrowing Base shown on the Borrowing Base Certificate then most recently delivered pursuant to Paragraph 5.02(c) hereof, determined by calculating the amount equal to the sum of the following:

(a)	80% of the Eligible Accounts of Borrower and its wholly-owned Domestic Subsidiaries at said date; and

(b)	the lesser of (i) 50% of the Eligible Inventory of Borrower and its wholly-owned Domestic Subsidiaries at said date or (ii) $2,000,000.00.
In the absence of a current Borrowing Base Certificate, Lender may determine the Borrowing Base from time to time in its reasonable discretion, taking into account all information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until a current Borrowing Base Certificate, in Proper Form, is furnished to and accepted by Lender. Notwithstanding any provision to the contrary in this Agreement or in any other Credit Document, if any collateral audit or field exam of Borrower’s and/or any of its Domestic Subsidiaries’ operations and Collateral by Lender (a) discloses any material deviations for the applicable Borrowing Base components reported under the most recently delivered Borrowing Base Certificate, then the applicable Borrowing Base components for which such deviations are discovered may be adjusted accordingly at Lender’s reasonable discretion, or (b) results in material negative adjustments when compared to the results from the initial collateral audit or field exam of Borrower’s operations and Collateral conducted by Lender prior to the date of this Agreement, then the Borrowing Base components and features (i.e., eligibility criteria, Borrowing Base advance rates and/or dollar ceilings, if applicable) may be adjusted accordingly at Lender’s reasonable discretion.
     Borrowing Base Certificate means a certificate, duly executed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, appropriately completed and in substantially the form of Exhibit C hereto. Each Borrowing Base Certificate shall be effective only as accepted by Lender (and with such revisions, if any, as Lender may require as a condition to such acceptance).
     Business Day means a day (other than a Saturday or Sunday) on which banks generally are open in Austin, Chicago and Dallas for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided, however, that with respect to LIBOR Borrowings, Business Day shall also mean a day on which transactions in dollar deposits between lenders may be carried on in the London eurodollar interbank market.
     Capital Expenditures means, as to any Person, expenditures in respect of fixed or capital assets by such Person, including the capital portion of lease payments made in respect of Capital Lease Obligations, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person or other proceeds related thereto. Expenditures in respect of replacements and maintenance consistent with the business practices of a Person in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of such Person in accordance with GAAP.

     Capital Lease Obligations means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
     Cash Equivalents means:
     (a) readily marketable securities issued or fully guaranteed by the United States of America with maturities of not more than one year;
     (b) commercial paper rated “Prime 1” by Moody’s Investors Service, Inc. or “A-1” by Standard and Poor’s Corporation with maturities of not more than 180 days;
     (c) certificates of deposit or repurchase obligations issued by any U.S. domestic bank having capital surplus of at least $100,000,000 or by any other financial institution acceptable to Lender, all of the foregoing not having a maturity of more than one year from the date of issuance thereof;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
     (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A2 by Standard & Poor’s Ratings Group or P2 by Moody’s Investors Service, Inc., and (iii) have portfolio assets of at least $250,000,000.
     Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in the Texas Finance Code) for that day. Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
     Change in Law means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender (or, for purposes of Section 2.07(a), by any lending office of Lender or by Lender’s holding company) with any binding request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     Code means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.
     Collateral means all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to any Security Documents, including without limitation, (a) at all times, all Accounts, Equipment, Inventory and General Intangibles and other related property and proceeds thereof, now or hereafter owned by Borrower and/or any of its wholly-owned Domestic Subsidiaries, excluding all copyrights, trademarks, tradenames, patents and other similar intellectual property, and (b) that certain note receivable executed or to be executed by TM Bioscience Corporation, payable to the order of Borrower in the original principal amount of $15,000,000.00, evidencing the aggregate outstanding balance of all cash invested or loaned by Borrower or any of its Domestic Subsidiaries to TM Bioscience Corporation, together with any renewal, extension, increase, amendment, modification, restatement or supplement of such promissory note.
     Collateral Access Agreement means any landlord waiver, subordination or other agreement, in form and substance satisfactory to Lender, between Lender and any third party (including any licensor, bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of Borrower or any of its Domestic Subsidiaries for any real property where any Collateral is located, as such landlord waiver, subordination or other agreement may be amended, restated, or otherwise modified from time to time.
     Commitment means the obligation, if any, of Lender to make Loans to the Borrower in an aggregate principal amount at any one time outstanding up to (but not exceeding) $15,000,000.00, as such amount may be adjusted from time to time pursuant to other provisions of this Agreement.
     Compliance Certificate shall have the meaning given to it in Section 5.02(c) hereof.
     Consequential Loss shall mean, any amounts payable under Section 2.06(d).
     Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the applicable Person, are treated as a single employer under Section 414 of the Code.
     Credit Documents means any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the Obligations, including the Note, this Agreement, Borrowing Authorizations with respect to all such Persons as Lender may require, the Security Documents, all instruments, certificates and agreements now or hereafter executed or delivered to Lender pursuant to any of the foregoing or in connection with the Loans or any commitment regarding the Loans, including without limitation, any International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement or any similar or other agreement with respect to any Rate Management Transaction, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
     Default means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     Default Rate means, on any day, a rate per annum equal to the Ceiling Rate for that day, or only if applicable law imposes no maximum nonusurious rate of interest for that day, then the Default Rate for that day shall be a rate per annum equal to 18% per annum.
     Dollars or $ refers to lawful money of the United States of America.
     Domestic Lending Office shall mean the office of Lender specified in the address portion on the signature pages hereof, or such other office of Lender as Lender may from time to time specify to the Borrower as its “Domestic Lending Office.”
     Domestic Subsidiary shall mean any Subsidiary of that is organized and domiciled in the Unites States of America.
     Eligible Accounts means, as at any date of determination thereof, each Account which is at said date payable to Borrower or any of its wholly-owned Domestic Subsidiaries and which complies with the following requirements:
(a)	all payments due on the Account have been billed and invoiced in a timely fashion and in the normal course of business;

(b)	no payment on the Account is more than 90 days past the date of invoice;

(c)	the Account has been created by Borrower or its applicable wholly-owned Domestic Subsidiary in the ordinary course of business from a completed, outright and lawful sale of goods, to which such goods have been shipped and title has passed to the applicable account debtor on an absolute sales basis, or from the rendering of services by or on behalf of Borrower or such Domestic Subsidiary and is deemed “earned” under the applicable service contract or other agreement between the applicable account debtor and Borrower or such Domestic Subsidiary;

(d)	the Account is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Lender and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances);

(e)	twenty percent (20%) or less of all billed Accounts owing by the applicable account debtor to Borrower and its wholly-owned Domestic Subsidiaries are more than 120 days past the date of invoice;

(f)	the Account, together with all other Accounts owing from the applicable debtor and its Affiliates to Borrower and its wholly-owned Domestic Subsidiaries, is not in excess of twenty percent (20%) of the aggregate amount of all Accounts then owing to Borrower and its wholly-owned Domestic Subsidiaries by all account debtors (it being agreed that for purposes of this subparagraph, only the aggregate amount of such Accounts owing from the applicable debtor and its Affiliates in excess of such 20% concentration threshold shall be excluded from Eligible Accounts); provided, however, that the foregoing concentration limit shall be fifty percent (50%), and not twenty percent (20%), with respect to (1) Accounts owing from One Lambda Incorporated and its Affiliates to Borrower and its wholly-owned Domestic Subsidiaries and (2) Accounts owing from Bio-Rad Laboratories, Inc. to Borrower and its wholly-owned Domestic Subsidiaries;

(g)	the Account does not arise out of a bill-and-hold, guaranteed sale, sale-and-return, consignment, sale-on-approval, progress billing, promotional (including samples), C.O.D. or cash in advance arrangement;

(h)	the Account is not subject to any setoff, contra, offset, deduction, dispute, charge back, credit, counterclaim or other defense arising out of the transactions represented by the Account or independently thereof (but in each case regarding an undisputed liquidated sum, only to the extent of such undisputed sum, and in each case regarding a disputed sum or claim, only to the extent of the sum or amount claimed by the party adverse to Borrower or its applicable wholly-owned Domestic Subsidiary);

(i)	the applicable account debtor has finally accepted the goods or services from the sale out of which the Account arose and has not (1) objected to such account debtor’s liability thereon, (2) rejected any of such services or goods or (3) returned or repossessed any of such goods, except for goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return;

(j)	the Account must not be “performance” related and subject to future adjustment;

(k)	the applicable account debtor is not any Governmental Authority;

(l)	the applicable account debtor is not a director, officer, employee or any Affiliate of Borrower or any of its Subsidiaries;

(m)	the applicable account debtor must not be a natural Person and must be organized under the laws of any state or province, or have its principal place of business located within the United States or Canada;

(o)	the Account is not evidenced by a promissory note or other instrument or by chattel paper;

(p)	the Account complies with all material Legal Requirements (including without limitation, all usury laws, fair credit reporting and billing laws, fair debt collection practices and rules, and regulations relating to truth in lending and other similar matters);

(q)	the Account is in full force and effect and constitutes a legal, valid and binding obligation of the applicable account debtor enforceable in accordance with the terms thereof;

(r)	the Account is denominated in and provides for payment by the applicable account debtor in U.S. dollars or Canadian dollars (with the Borrower being required to report for Borrowing Base purposes the U.S. dollar equivalent amount of Canadian dollar denominated Accounts, and in determining the Borrowing Base for any purpose, Lender shall be entitled at any time to redetermine at any time the U.S. dollar equivalent of Canadian dollar denominated Accounts based upon the most recent applicable information then available to Lender);

(s)	the Account has not been and is not required to be charged or written off as uncollectible in accordance with GAAP; and

(t)	except for Accounts fully backed by a letter of credit in all respects acceptable to the Lender in its discretion, the credit standing of the applicable account debtor in relation to the amount of credit extended has not become unsatisfactory, as reasonably determined by Lender.
Additionally, in calculating Eligible Accounts, each of the following shall be excluded (to the extent the same are otherwise included in Eligible Accounts): (i) unpaid sales, excise or similar taxes owed by Borrower and/or any of its wholly-owned Domestic Subsidiaries; and (ii) returns, discounts, claims, credits and allowances of any nature asserted or taken by account debtors of Borrower and/or any of its wholly-owned Domestic Subsidiaries. Nothing in this definition of “Eligible Accounts” shall be construed to limit or release any right of Lender to any Collateral.
     Eligible Inventory means, as at any date of determination thereof, any Inventory of any Borrower or any of its wholly-owned Domestic Subsidiaries and which complies with the following requirements:

(a)	good title to such Inventory is owned by and recorded on the books and records of Borrower or its applicable wholly-owned Domestic Subsidiary in the ordinary course of business;

(b)	such Inventory is only raw materials and does not include any finished goods or work-in-progress Inventory, is not scrap or remnants Inventory and is not display items or manufacturing, replacement, packaging or shipping supplies or materials;

(c)	such Inventory is valued in accordance with GAAP on a “standard cost” basis at the lower of fair market value or cost;

(d)	such Inventory is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Lender and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances);

(e)	such Inventory meets all applicable laws and standards imposed by any Governmental Authority having regulatory authority over it;

(f)	such Inventory must not be in transit and must be housed or stored in the United States at a real Property location either owned or leased by Borrower or any of its wholly-owned Domestic Subsidiaries or a public warehouse facility utilized by Borrower or any of its wholly-owned Domestic Subsidiaries, so long as such leased facility or public warehouse facility is covered by a Collateral Access Agreement delivered to the Lender by the lessor or operator thereof;

(g)	such Inventory must be adequately insured to the reasonable satisfaction of the Lender pursuant to insurance coverage required by this Agreement and the Security Documents;

(h)	such Inventory has not been sold and must not be on consignment;

(i)	such Inventory is not obsolete or slow moving;

(j)	such Inventory is not manufactured, produced or sold pursuant to any license or other similar agreement of any patent, trademark or copyright unless the applicable license or other similar agreement of any patent, trademark or copyright does not directly or indirectly restrict, in the Lender’s reasonable judgment, the Lender’s ability to resale such Inventory without further consent of the applicable licensor or other similar party in the event of foreclosure or other recovery of such Inventory by the Lender; and

(k)	the Lender has not deemed such Inventory ineligible because the Lender considers such Inventory in its reasonable discretion to be unmarketable or the value thereof to be impaired or its ability to realize such value to be insecure in any material respect.

Nothing in this definition of “Eligible Inventory” shall be construed to limit or release any right of Lender to any Collateral.
     Environmental Claim means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.
     Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including remedial, removal, response, abatement, restoration (including natural resources), investigative, monitoring, personal injury and damage to Property or natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit, including reasonable attorneys’ fees and court costs.
     Environmental Matters means matters relating to pollution or protection of the environment, including emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water or ground water, or land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     Environmental Permit means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances.
     Equipment shall have the meaning set forth in Article 9 of the UCC.
     Equity Interests means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, or any warrants, options or other rights to acquire such interests.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.
     Event of Default shall have the meaning assigned to it in Section 7.01 hereof.
     Federal Funds Effective Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; but if (a) such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender.
     Financing Statements means all such Uniform Commercial Code financing statements as Lender shall reasonably require, in Proper Form, to give notice of and to perfect or continue perfection of Lender’s Liens in all Collateral.
     Funded Indebtedness means, as to a particular Person at any particular time, without duplication, the sum of (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, bond, debenture or other similar instrument, as a reimbursement obligor with respect to an issued letter of credit or similar instrument, as an obligor under a contingent obligation in respect of borrowed money, or as any other type of direct or contingent obligor), and (b) all Capital Lease Obligations (other than the interest component of such obligations), calculated without duplication, on a consolidated basis and in accordance with GAAP.
     GAAP means, as to a particular Person, such accounting practice as, in the opinion of the independent certified public accountants of recognized national standing regularly retained by such Person and acceptable to Lender, conforms at the time to generally accepted accounting principles, consistently applied. GAAP means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to Lender, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a GAAP or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to Lender.
     General Intangibles shall have the meaning set forth in Article 9 of the UCC.

     Governmental Authority means any foreign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Lender, Borrower, any other Obligor or their respective Property.
     Guaranty shall mean (a) that certain Guaranty of even date herewith, executed by Luminex International Corporation, a Delaware corporation, and Luminex Project, Inc., a Delaware corporation, in favor of Lender, and (b) each and every other guaranty of the Obligations from time to time executed and delivered to Lender after the date hereof by any Domestic Subsidiary of Borrower, as each of the same may be amended, supplemented, modified, joined in pursuant to a Joinder Agreement and restated from time to time.
     Hazardous Substance shall mean petroleum products and any hazardous or toxic waste or substance defined or regulated as a hazardous substance from time to time by any law, rule, regulation or order described in the definition of “Requirements of Environmental Law”.
     Indebtedness means and includes (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (including the principal component of any Capital Lease Obligations, but excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; provided, that such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to Lender in trust for the payment thereof.
     Interest Expense means, for any Person during any applicable period, the total interest expense accruing on Indebtedness of such Person and/or its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capitalized Lease Obligations and amounts, both positive and negative, attributable to interest expense incurred under any Rate Management Transaction), computed and calculated, without duplication, in accordance with GAAP.
     Interest Option shall have the meaning specified in Section 2.05(a) hereof.
     Interest Payment Date means (a) for Alternate Base Rate Borrowings, the first day of each June, September, December and March; and (b) for LIBOR Borrowings, the end of the Interest Period applicable to such LIBOR Borrowing.
     Interest Period shall mean the period commencing on the date of the applicable LIBOR Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2) or three (3) months thereafter, as Borrower may elect in accordance herewith; provided, however, that (a) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall end later than the Maturity Date for any portion of the Loans that are LIBOR Borrowings, and (c) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.
     Inventory shall have the meaning set forth in Article 9 of the UCC.
     Investment means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property or capital contribution to, or the incurring of any liability, contingently or otherwise, in respect of the Indebtedness of, any Person.
     Joinder Agreement shall mean any agreement, in Proper Form, executed by a Domestic Subsidiary of Borrower from time to time after the date hereof in accordance with Section 6.08 hereof, pursuant to which such Subsidiary joins in the execution and delivery of a Guaranty and the applicable Security Documents.
     Legal Requirement means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future. The term “Legal Requirement” includes Requirements of Environmental Law.
     LIBOR Borrowing shall mean, as of any date, that portion of the principal balance of the Loans bearing interest at the Adjusted LIBOR Rate as of such date.
     LIBOR Lending Office shall mean the office of Lender specified in the address portion on the signature pages hereof, or such other office of Lender as Lender may from time to time specify in writing to the Borrower as its LIBOR Lending Office.
     LIBOR Rate shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the rate appearing on Page 3750 of the Dow Jones Telerate Service (or if no longer available on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period for a maturity equal to the applicable Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which dollar deposits approximately equal in principal amount to such LIBOR Borrowing and for a maturity equal to the applicable Interest Period are offered in by the principal London office of Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period.
     Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.
     Loans means the loans described in and provided for by Section 2.01.
     Material Adverse Effect shall mean a material adverse effect on (a) the business, assets, property, or condition (financial or otherwise) of Obligors, taken as a whole, which in Lender’s reasonable judgment, impairs or could reasonably be expected to impair Lender’s ability in any material respect to collect the Obligations when due, or (b) the validity or enforceability of the Agent’s Lien on any material portion of the Collateral or the priority of such Lien.
     Marketable Securities means publicly-registered marketable securities that (a) are readily tradable on a nationally-recognized public exchange, (b) do not constitute Cash Equivalents, and (c) have a fair market value that is readily determinable and available on any Business Day.
     Maturity Date means the earlier to occur of (a) 364 days after the date of this Agreement, (b) any date that the Commitment is terminated in full by Borrower pursuant to Section 2.01(c) hereof, and (c) any date the Maturity Date is accelerated or the Commitment is terminated by Lender pursuant to Section 7.02 hereof.
     Note means the promissory note dated concurrently herewith executed by Borrower payable to the order of Lender in the face amount of $15,000,000.00, and any and all renewals, extensions, modifications, rearrangements and/or replacements thereof.
     Obligations means the Indebtedness evidenced by the Note and other sums now or hereafter payable to Lender by Borrower or any other Obligor under any of the Credit Documents, including all obligations, contingent or otherwise, whether now or hereafter arising under any Rate Management Transaction, together with performance of all other obligations, liabilities and Indebtedness of Borrower to Lender under any one or more of the Credit Documents, including all fees, costs, expenses and indemnity obligations under this Agreement and all other Credit Documents.
     Obligors means Borrower and each of its Domestic Subsidiaries now or hereafter primarily or secondarily obligated to pay to Lender all of the Obligations.
     Organizational Documents means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a limited liability company, the articles of organization or formation and regulations or operating agreement of such limited liability company; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Credit Document referring to such Organizational Document and any and all future modifications thereof which are consented to by Lender.
     Parties means all Persons other than Lender executing any Credit Document.
     PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     Permitted Acquisition means (a) the TMB Acquisition, so long as the TMB Acquisition is consummated in compliance with all material terms of the TMB Acquisition Agreement and immediately after the actual consummation thereof, (i) the actual consolidated balance sheet for Borrower (including the financial information for TM Bioscience Corporation) and the actual funds flow/sources and uses statement for the TMB Acquisition are both consistent in all material respects with the pro-forma consolidated balance sheet and funds flow/sources and uses statement furnished to Lender under the terms of Section 3.02(i), and (ii) the aggregate amount of all cash, Cash Equivalents and Marketable Securities held by the Borrower as of the date of consummation of the TMB Acquisition and that is unencumbered, unrestricted and not subject to any Liens (other than Permitted Encumbrances) is equal to or greater than the sum of (1) the aggregate amount of Funded Indebtedness owing as of such date by Borrower and TM Bioscience Corporation (excluding up to $4,000,000 of Indebtedness then owing to any Canadian Governmental Authority), and (2) $10,000,000, and (b) any other acquisition by an Obligor of all or substantially all of the assets of a Person, of all or substantially all of any business or division of a Person or of 100% of the Equity Interests of a Person (upon merger or otherwise), in each case to the extent that (i) Lender receives not less than thirty (30) days prior written notice of such acquisition, (ii) after giving effect to such acquisition, and without giving effect to any projected cost savings after the applicable acquisition, no Default or Event of Default shall exist and Borrower shall be in compliance with the financial covenants set forth in Section 5.03 hereof, (iii) the aggregate consideration paid in connection with the acquisition shall not exceed $2,000,000 and the aggregate consideration paid in connection with all such acquisitions shall not exceed $5,000,000, and (iv) in the case of a proposed merger only, Lender consents in writing to such acquisition based upon a review of the contingent obligations of such Person (such consent of Lender to not be unreasonably withheld, conditioned or delayed).
     Permitted Encumbrances means:
     (a) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
     (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
     (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties each of which is in respect of obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
     (d) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by Borrower or materially impair the value of such property subject thereto;
     (e) judgment and attachment Liens not giving rise to an Event of Default, if any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and
     (f) Liens consisting of bankers’ liens and rights of setoff with respect to any cash, Cash Equivalent or Marketable Securities accounts, but only to the extent permitted under the applicable deposit or investment account agreement.
     Person means any individual, corporation, partnership, joint venture, joint stock association, business or other trust, unincorporated organization, Governmental Authority or any other form of entity.
     Plan means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower, any of its Subsidiaries or any member of a Controlled Group for employees of Borrower or any of its Subsidiaries or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower, any of its Subsidiaries or any member of a Controlled Group for employees of Borrower or any of its Subsidiaries is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     Prime Rate means, on any day, the rate determined by Lender as being its prime rate for that day, whether otherwise published or announced. Without notice to Borrower or any other Person, the Prime Rate shall automatically fluctuate upward and downward as and in the amount by which said prime rate fluctuates, with each change to be effective as of the date of each change in said prime rate. THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY

REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED TO ANY CUSTOMER, AND LENDER DISCLAIMS ANY STATEMENT, REPRESENTATION OR WARRANTY TO THE CONTRARY. LENDER MAY MAKE COMMERCIAL LOANS OR OTHER LOANS AT RATES OF INTEREST AT, ABOVE OR BELOW THE PRIME RATE.
     Proper Form means in form and substance reasonably satisfactory to Lender.
     Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
     Quarterly Financial Statements means the quarterly financial statements of the Borrower and its Subsidiaries, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal quarter and an income statement, retained earnings statements and a statement of cash flows for such fiscal quarter, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding year, prepared on a consolidated and consolidating basis in accordance with GAAP and certified as true and correct by an authorized officer of Borrower acceptable to Lender on behalf of Borrower, with the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary and shall not be required until the end of the first full fiscal quarter of Borrower occurring after the consummation of the TMB Acquisition.
     Rate Management Transaction shall mean any transaction (including any International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement or any similar or other agreement with respect thereto) now existing or hereafter entered into among Borrower or Lender, JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     Rate Selection Date shall mean that Business Day which is (a) in the case of the Alternate Base Rate Borrowings, the date of such borrowing, or (b) in the case of LIBOR Borrowings, the date three (3) Business Days preceding the first day of any proposed Interest Period.
     Rate Selection Notice shall have the meaning specified in Section 2.05(b)(1) hereof.
     Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member lenders of the Federal Reserve System.

     Regulatory Change shall mean, with respect to Lender, any change on or after the date of this Agreement in any Legal Requirement (including Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of lenders including Lender under any Legal Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.
     Request for Loan means a request for a Loan duly executed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, appropriately completed and substantially in the form of Exhibit A attached hereto.
     Requirements of Environmental Law means all requirements imposed by any law (including The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation or order of any Governmental Authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, recycling, reclamation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge, release, threatened release, emission or storage of Hazardous Substances.
     Security Agreements means, collectively, (a) that certain Security Agreement of even date herewith executed by and between Borrower and Lender, covering all Accounts, Equipment, Inventory and General Intangibles and other related property and proceeds thereof now or hereafter owned by Borrower, excluding all copyrights, trademarks, tradenames, patents and other similar intellectual property of Borrower, (b) that certain Security Agreement of even date herewith executed by and between the existing Domestic Subsidiaries of Borrower and Lender, covering all Accounts, Equipment, Inventory and General Intangibles and other related property and proceeds thereof now or hereafter owned by any Domestic Subsidiary of Borrower that is a party thereto, excluding all copyrights, trademarks, tradenames, patents and other similar intellectual property of such Domestic Subsidiaries, (c) any and all other security agreements, pledge agreements, collateral assignments or other similar documents, if any, hereafter executed in favor of Lender, as security for the payment or performance of any and/or all of the Obligations, and (d) any amendment, modification, restatement, supplement or joinder of all or any of the above-described agreements and assignments.
     Security Documents means, collectively, this Agreement, the Security Agreements, the Financing Statements and any and all other agreements, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, guaranties, assignments, subordination agreements, undertakings and other instruments and Financing Statements now or hereafter executed and delivered in connection with, or as security for the payment or performance of, any Credit Document, as any of them may from time to time be amended, modified, restated or supplemented.
     Statutory Reserves shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System of the United States to which Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage. For purposes hereof, LIBOR Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation.
     Subordinated Indebtedness means all Indebtedness of Borrower or any of its wholly-owned Domestic Subsidiaries which has been subordinated on terms and conditions satisfactory to Lender, in its sole discretion, to all Obligations to Lender. Indebtedness shall not be considered as “Subordinated Indebtedness” unless and until Lender shall have received copies of the documentation evidencing or relating to such Indebtedness together with a subordination agreement, in Proper Form, duly executed by the holder or holders of such Indebtedness and evidencing the terms and conditions of subordination required by Lender in its discretion.
     Subsidiary means, as to a particular parent Person, any other Person of which 50% or more of the indicia of equity rights (whether outstanding capital stock, partnership interests or otherwise) is at the time directly or indirectly owned or held by such parent Person, or by one or more of its Affiliates.
     Tangible Net Worth shall mean, as of any applicable date of determination, (a) net book value of all assets of Borrower and its Subsidiaries (excluding patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Borrower and its Subsidiaries), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (b) all Indebtedness of Borrower and its Subsidiaries, all determined in accordance with GAAP and on a consolidated basis.
     TMB Acquisition shall mean the purchase by Borrower, pursuant to the terms of the TMB Acquisition Agreement, of all of the issued and outstanding Equity Interests of TM Bioscience Corporation, a Canadian entity, more particularly described in the Acquisition Agreement, so as to cause TM Bioscience Corporation to be a wholly-owned non-Domestic Subsidiary of Borrower.
     TMB Acquisition Agreement shall mean that certain Merger Agreement dated effective as of December 14, 2007, by and between TM Bioscience Corporation, a Canadian entity, and Borrower, as purchaser.
     UCC means the Uniform Commercial Code, as in effect from time to time, of the State of Texas or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral.

     Unfunded Liabilities means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the applicable Controlled Group to the PBGC regarding a Plan or a Plan under Title IV of ERISA. With respect to multiemployer Plans, as defined in Section 4001(a)(3) of ERISA, the term “Unfunded Liabilities” shall also include contingent liability for withdrawal liability under Section 4201 of ERISA to all multiemployer Plans to which Borrower, any other Obligor or any member of a Controlled Group for employees of Borrower or any other Obligor contribute in the event of complete withdrawal from such Plans.
     Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights
ARTICLE II
Loans; Credit Facility Administration
     Section 2.01 Loans; Commitment. Lender agrees, subject to all of the terms and conditions of this Agreement, to make Loans to Borrower as follows:
     (a) Prior to the Maturity Date, Lender will make Loans to Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) the Commitment or (ii) the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Loans prior to the Maturity Date. Borrower and Lender agree pursuant to Chapter 346 (“Chapter 346”) of the Texas Finance Code that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Note or any Loan obligation hereunder and that none of this Agreement, the Note nor any Loan obligation hereunder shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever. Loans shall be evidenced by the Note, and Lender shall in no event be obligated to fund more than one (1) Loan per day. Loan proceeds shall be made available to Borrower by depositing them in an account designated by Borrower and maintained with Lender.
     (b) As additional consideration for the Commitment of Lender, Borrower shall pay to Lender an unused commitment fee from the date of this Agreement until and including the Maturity Date at a rate per annum equal to 0.125%. Such commitment fee shall be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the excess of (i) the amount of the Commitment for such day over (ii) the unpaid principal balance of the Note on such day. Such commitment fee shall be payable quarterly in arrears, (1) on the first day of each June, September, December and March prior to the Maturity Date and (2) on the Maturity Date. All past due fees payable under this paragraph shall bear interest at the Default Rate from the date that is five (5) days after written demand for such payment has been made by Lender to Borrower.
     (c) Upon at least five (5) Business Days’ prior irrevocable written notice to Lender, Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitment; provided, however, that the Commitment shall not be reduced at any time to an amount less than the aggregate principal amount of all Loans outstanding at such time. Simultaneously with any such termination or reduction of the Commitment, Borrower shall pay to Lender the commitment fee owing under Section 2.01(b) through and including the date of such termination or reduction on the amount of the Commitment so terminated or reduced. Each partial reduction of the Commitment shall be in a minimum of $100,000.00, or an integral multiple of $100,000.00 in excess thereof.
Section 2.02 Repayment of Loans; Evidence of Debt.
     (a) Borrower hereby unconditionally promises to pay to Lender in full the unpaid principal balance of the Note on the Maturity Date.
     (b) Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, and (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder. The entries made in such accounts shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; but the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement and the Note.
Section 2.03 Prepayments of Loans.
     (a) Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, except as otherwise provided in this Section 2.03 and subsections (a), (b) or (c) of Section 2.06 hereof, but subject to the requirements of this Section. Prepayments under this subparagraph (a) of any Loan shall be subject to the following additional conditions:
          (1) In giving notice of prepayment as hereinafter provided, Borrower shall specify, for the purpose of paragraphs (2) and (3) immediately following, the manner of application of such prepayment as between Alternate Base Rate Borrowings and LIBOR Borrowings.
          (2) Prepayments applied to any LIBOR Rate Borrowing may be made on any Business Day, provided, that (i) Borrower shall have given Lender at least three (3) Business Days’ prior irrevocable written or telecopied notice of such prepayment, specifying the principal amount of the LIBOR Borrowing to be prepaid, the particular LIBOR Borrowing to which such prepayment is to be applied and the prepayment date; and (ii) if such prepayment is made on any day other than the last day of the Interest Period corresponding to the LIBOR Borrowing to be prepaid, Borrower shall pay directly to Lender, on the last day of such Interest Period, any Consequential Loss as a result of such prepayment.
          (3) Prepayments applied to any Alternate Base Rate Borrowing may be made prior to 1:00 p.m., Austin, Texas time, on any Business Day.
     (b) Borrower shall from time to time on demand by Lender and subject to the requirements of this Section, prepay the Loans in such amounts as shall be necessary so that at all times the aggregate outstanding principal amount of the Note shall be less than or equal to the lesser of (i) the Commitment or (ii) the Borrowing Base.
Section 2.04 Interest Payments.
     (a) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date, as well as upon the Maturity Date. After the Maturity Date, accrued and unpaid interest on the Loans shall be payable on demand.
     (b) All interest hereunder and under the Note shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
Section 2.05 Interest Rates for Loans.
     (a) Subject to Section 8.01 hereof, the outstanding principal balance of the Loans shall bear interest on and after the date of this Agreement at the Alternate Base Rate; provided, that (1) all principal outstanding after the occurrence of an Event of Default which has not been cured or waived in writing by Lender shall bear interest at the Default Rate, (2) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand, and (3) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances from time to time outstanding under the Loans bear interest until their respective maturities at a rate per annum equal to the Adjusted LIBOR Rate (together with the Alternate Base Rate, individually herein called an “Interest Option” and collectively called “Interest Options”). The records of Lender, with respect to Interest Options, Interest Periods and the amounts of the Loans to which they are applicable shall be binding and conclusive, absent manifest error. Interest on the Loans shall be calculated at the Alternate Base Rate, except where it is expressly provided pursuant to this Agreement that the Adjusted LIBOR Rate is to apply.
     (b) In accordance with the provisions hereof, and provided no Default or Event of Default has occurred and is continuing, Borrower may elect to have the Adjusted LIBOR Rate apply or continue to apply to all or any portion of the principal balances of the Loans. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion alone shall not change the outstanding principal balance of the Loans and the Note. The Interest Options shall be designated or converted in the manner provided below:
     (1) Borrower shall give Lender by telephone, promptly confirmed by written notice (the “Rate Selection Notice”) substantially in the form of Exhibit B hereto. Each such telephone and written notice shall specify the amount and type of borrowings which are the subject of the designation, if any; the amount and type of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion (which, in the case of conversion of LIBOR Borrowings, shall be the last day of the Interest Period applicable thereto) and the Interest Period or Periods, if any, selected by the Borrower. Such notice by telephone shall be irrevocable and shall be given to Lender no later than the applicable Rate Selection Date. If a new Loan is to be a LIBOR Borrowing, then the Rate Selection Notice shall be included in the Request for Loan applicable to the new Loan, which shall be given to Lender no later than the applicable Rate Selection Date;
     (2) No more than six (6) LIBOR Borrowings and corresponding Interest Periods shall be outstanding at any one time with respect to the Loans. Each LIBOR Borrowing shall be in a minimum aggregate principal amount of at least $250,000, with any increases over such minimum amount being in integral aggregate multiples of $50,000;
     (3) Principal included in any borrowing shall not be included in any other borrowing which exists at the same time;
     (4) Each designation or conversion shall occur on a Business Day; and
     (5) Except as provided in Section 2.06 hereof, no LIBOR Borrowing shall be converted on any day other than the last day of the applicable Interest Period.

     (c) All interest will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Ceiling Rate.
Section 2.06 Special Provisions Applicable to LIBOR Borrowings.
     (a) If, after the date of this Agreement, the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it unlawful or impracticable for Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of Lender to establish or maintain the LIBOR Borrowings affected by such adoption or change shall forthwith be canceled and the Borrower shall forthwith, upon demand by Lender to Borrower, (1) convert such LIBOR Borrowings to Alternate Base Rate Borrowings; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required under paragraph (d) below. All present and subsequent requests for LIBOR Borrowings by Borrower shall be deemed to be requests for Alternate Base Rate Borrowings with respect to Lender for all LIBOR Borrowings affected by such adoption or change until such adoption or change no longer affects the LIBOR Borrowings for Lender.
     (b) If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority shall at any time as a result of any portion of the principal balance of the Loans being maintained on the basis of the Adjusted LIBOR Rate impose, modify, increase or deem applicable any reserve requirement, special deposit requirement or similar requirement (including state law requirements and Regulation D, but excluding Statutory Reserves) against assets held by Lender, or against deposits or accounts in or for the account of Lender, or against loans made by Lender, or against any other funds, obligations or other Property owned or held by Lender and the result of any of the foregoing is to increase the cost to Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the Adjusted LIBOR Rate, or reduce the amount of principal or interest received by Lender, then Borrower shall pay to Lender from time to time additional amounts sufficient to compensate such Lender for such increased cost or reduced amount.
     (c) If for any reason with respect to any Interest Period, Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that: (1) Lender is unable through its customary general practices to determine a rate at which Lender is offered deposits in United States dollars by prime banks in the London interbank market, in the appropriate amount for the appropriate period, or by reason of circumstances affecting the London interbank market, generally, Lender is not being offered deposits for the applicable Interest Period and in an amount equal to the amount any LIBOR Borrowing requested by Borrower, or (2) the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to Lender of making and maintaining any LIBOR Borrowing hereunder for any proposed Interest Period, then Lender shall give Borrower notice thereof and thereupon, (A) any Rate Selection Notice previously given by Borrower designating an Adjusted LIBOR Rate which has not commenced as of the date of such notice from Lender shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Lender shall notify Borrower that the circumstances giving rise to such notice from Lender longer exist, each Rate Selection Notice requesting an Adjusted LIBOR Rate shall be deemed a request for an Alternate Base Rate Borrowing, and each outstanding LIBOR Borrowing then in effect shall be converted, without any notice to or from the Borrower, upon the termination of the Interest Period then in effect to an Alternate Base Rate Borrowing.
     (d) Borrower hereby agrees to indemnify Lender against and hold Lender harmless from any actual loss or expense that Lender may sustain or incur as a consequence of (i) failure by Borrower to timely convert or borrow any LIBOR Borrowing after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) failure by Borrower to make any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iii) the making of a payment or prepayment of any LIBOR Borrowing, or the conversion of any LIBOR Borrowing, on a day that is not the last day of an Interest Period with respect thereto, including without limitation, in each case, any such loss or expense arising from the liquidation or reemployment of funds obtained by Lender or from fees payable to terminate the deposits from which such funds were obtained.
     (e) If Borrower requests quotes of the Adjusted LIBOR Rate for different Interest Periods being considered for election by Borrower, Lender will use reasonable efforts to provide such quotes to Borrower promptly. However, all such quotes provided shall be representative only and shall not be binding on Lender, nor shall they be determinative, directly or indirectly, of any Adjusted LIBOR Rate or any component of any such rate, nor will Borrower’s failure to receive or Lender’s failure to provide any requested quote or quotes either (1) excuse or extend the time for performance of any obligation of Borrower or for the exercise of any right, option or election of Borrower or (2) impose any duty or liability on Lender. If Borrower requests a list of the Business Days in any calendar month, Lender will use reasonable efforts to provide such list promptly. However, any such list provided shall be understood to identify only those days which Lender believes in good faith at the time such list is prepared will be the Business Days for such month. Lender shall not have any liability for any failure to provide, delay in providing, error or mistake in or omission from, any such quote or list.
     (f) With respect to Lender having a LIBOR Lending Office which differs from its Domestic Lending Office, all Loans that are part of LIBOR Borrowings advanced by Lender’s LIBOR Lending Office shall be deemed to have been made by

Lender and the obligation of Borrower to repay such Loans shall nevertheless be to Lender and shall be deemed held by Lender for the account of Lender’s LIBOR Lending Office.
Section 2.07 Increased Costs.
     (a) If Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loans to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
     (b) A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) of this Section shall be delivered to Borrower, demonstrating in reasonable detail the calculation of the amounts, and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (c) Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; but Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days before the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive and if Lender notifies Borrower of such Change of Law within 180 days after the adoption, enactment or similar act with respect to such Change of Law, then the 180-day period referred to above shall be extended to include the period from the effective date of such Change of Law to the date of such notice.
Section 2.08 Payments Generally.
     (a) All payments of the Obligations hereunder shall be made to Lender at Lender’s address specified pursuant to Section 8.08, or at any other office of Lender specified in writing by Lender to Borrower, by noon (local time) on the date when due. Lender is hereby authorized to charge any account of Borrower maintained with Lender or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.
     (b) Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest or fees, or other amounts payable under Article II or otherwise) on or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, before 2:00 p.m., Austin, Texas time), on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Unless otherwise specified therein, all payments under each Credit Document shall be made in Dollars.
     (c) If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder.
ARTICLE III
Conditions Precedent
     Section 3.01 All Loans. The obligation of Lender to make any Loan is subject to the accuracy in all material respects of all representations and warranties of Borrower or any other Obligor in this Agreement or any other Credit Document on the date thereof (except where such representation or warranty specifically relates to an earlier date or except for any changes in any such representation or warranty that would not result in or constitute a Default or Event of Default), and if requested by Lender, receipt by Lender of evidence of such accuracy, to the performance by Borrower and the other Obligors of their respective obligations under the Credit Documents (and Lender’s receipt of evidence of such performance) and to the satisfaction of the following conditions:
     (a) with respect to any Loan, Lender shall have received by no later than 11:00 a.m. on the date of such requested Loan, telephonic notice from Borrower of the proposed date and amount of such Loan, and by no later than 1:00 p.m. on such date, a Request for Loan, signed by an officer of Borrower;
     (b) prior to the date thereof, there shall have occurred, in the reasonable opinion of Lender, no Material Adverse Effect;
     (c) no Default or Event of Default shall have occurred and be continuing or will occur as a result of the requested Loan;
     (d) the making of the Loan shall not be prohibited by, or subject Lender to any penalty or onerous condition under, any applicable Legal Requirement;

     (e) all of the Credit Documents have been executed and delivered, and shall be valid, enforceable and in full force and effect;
     (f) all fees and expenses due and payable to Lender under any of the Credit Documents as of the date thereof shall have been paid in full;
     (g) Lender shall have received evidence reasonably satisfactory to Lender as to the perfection and priority of the Liens created by the Security Documents; and
     (h) Lender shall have received such other documents as it may reasonably require.
Delivery of any Request for Loan to Lender shall constitute a representation by Borrower that the representations and warranties made by Borrower under this Agreement and the other Credit Documents are true and correct in all material respects as of the date of delivery of such Request for Loan (except where such representation or warranty specifically relates to an earlier date or except for any changes in any such representation or warranty that would not result in or constitute a Default or Event of Default).
     Section 3.02 Initial Loans. In addition to the conditions described in Section 3.01 hereof, the obligation of Lender to make the initial Loan hereunder is subject to the receipt by Lender of each of the following, in Proper Form:
     (a) the Note, all Security Documents and the other Credit Documents;
     (b) the Organizational Documents of Borrower, Luminex International Corporation, and Luminex Project, Inc., together with (i) a duly executed Borrowing Authorization with respect to Borrower, Luminex International Corporation, and Luminex Project, Inc. and (ii) other reasonably satisfactory evidence confirming that the ownership, organizational structure and capitalization of Borrower is consistent in all material respects to the written descriptions thereof previously furnished to Lender;
     (c) a current certificate of existence and good standing from the Delaware Secretary of State as to the continued existence and good standing of Borrower, Luminex International Corporation, and Luminex Project, Inc. in the State of Delaware;
     (d) a current certificate of existence from the Texas Secretary of State as to the continued qualification of Borrower to do business in the State of Texas, and a current certificate of account status from the Texas Secretary as to the continued good standing of Borrower in the State of Texas;
     (e) certificates of insurance satisfactory to Lender in all respects evidencing the existence of all insurance required to be maintained by Borrower pursuant to the terms of this Agreement and the Security Documents;

     (f) a legal opinion from independent legal counsel for Borrower, Luminex International Corporation, and Luminex Project, Inc. dated as of the date of this Agreement, addressed to Lender and reasonably acceptable in all respects to the Lender, covering the existence and good standing of Borrower, Luminex International Corporation, and Luminex Project, Inc. as of the date thereof and the due authorization, execution, delivery and enforceability of the Credit Documents then delivered by Borrower, Luminex International Corporation, and Luminex Project, Inc. as of the effective date of this Agreement;
     (g) a Borrowing Base Certificate dated as of the date of the initial Loan hereunder, together with (i) a listing and aging of the Accounts of Borrower and its wholly-owned Domestic Subsidiaries covering the Accounts of such Persons as of the end of the most recent calendar month ending prior to the date of the initial Loan hereunder, prepared in reasonable detail and containing such information as Lender may request, and (ii) an Inventory summary or listing as of the end of the most recent calendar month ending prior to the date of the initial Loan hereunder for the Inventory of Borrower and its wholly-owned Domestic Subsidiaries;
     (h) evidence satisfactory to Lender that the aggregate amount of all cash, Cash Equivalents and Marketable Securities held by the Borrower as of the date of this Agreement and that is unencumbered, unrestricted and not subject to any Liens (other than Permitted Encumbrances) is equal to or greater than the sum of (1) the aggregate amount of Funded Indebtedness owing as of such date by Borrower and TM Bioscience Corporation, on a pro-forma consolidated basis as if the TMB Acquisition had been consummated as of the date of this Agreement (excluding up to $4,000,000 of Indebtedness then owing to any Canadian Governmental Authority), and (2) $10,000,000;
     (i) a pro-forma consolidated balance sheet, income statement and cash flow statement for the Borrower and TM Bioscience Corporation, together with a pro-forma funds flow/sources and uses statement for the TMB Acquisition, acceptable to the Lender in its sole discretion, assuming the TMB Acquisition had been consummated and the payment of the Indebtedness of TM Bioscience Corporation that is contemplated to be paid with proceeds of the Loans; and
     (k) projections for the Borrower’s consolidated operations after the TMB Acquisition has been consummated sufficiently detailing contemplated revenue growth and expense reductions resulting from the TMB Acquisition that are acceptable in the Lender’s sole discretion.

ARTICLE IV
Representations and Warranties
     Borrower represents and warrants to Lender that:
     Section 4.01 Organization; Authorization. Borrower is duly organized, validly existing and in good standing under the laws of the state of Delaware and has full legal right, power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under the Credit Documents, and Borrower is duly qualified to do business and in good standing in the state of Texas and each other jurisdiction in which the nature of its business makes such qualification necessary or desirable, except for those jurisdictions in which the failure to qualify and/or be in good standing would not reasonably be expected to result in a Material Adverse Effect. Borrower’s and its wholly-owned Subsidiaries’ execution, delivery and performance of the Credit Documents to which they are a party have been duly authorized by all necessary action under the Organizational Documents of Borrower and its wholly-owned Subsidiaries and otherwise.
     Section 4.02 No Consents Necessary. The execution, delivery and performance of the Credit Documents by Borrower and each of its Subsidiaries do not and will not require (i) any consent of any other Person or (ii) any consent, license, permit, authorization or other approval of any court, arbitrator, administrative agency or other Governmental Authority, or any notice to, exemption by, any registration, declaration or filing with or the taking of any other action in respect of, any such court, arbitrator, administrative agency or other Governmental Authority, except where the failure to obtain any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.03 No Conflicts. Neither execution or delivery of any Credit Document, nor the fulfillment of or compliance with its terms and provisions will (i) violate any Legal Requirement or the Organizational Documents of Borrower or any of its Subsidiaries, other than those violations, if any, which would not reasonably be expected to result in a Material Adverse Effect, or (ii) conflict with or result in a breach of the terms, conditions or provisions of, or cause a default under, any material agreement, instrument, franchise, license or concession to which Borrower (or any of its Subsidiaries) is a party or bound, other than those conflicts, breaches or defaults, if any, which would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.04 Enforceability. Each Credit Document has been duly and validly executed, issued and delivered by Borrower (or its applicable Domestic Subsidiaries, when and if applicable). They are in proper legal form for prompt enforcement and they are the respective valid and legally binding obligations of Borrower (or its applicable Domestic Subsidiaries, when and if applicable), enforceable in accordance with their terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws relating to or affecting the rights of creditors generally, and (b) the exercise of judicial discretion in accordance with general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The obligations of Borrower (or its applicable Subsidiaries, when and if applicable) under them rank and will rank at least equal in priority of payment with all of Borrower’s and/or its Subsidiaries’ other Indebtedness (except only for Indebtedness preferred by operation of law or Indebtedness disclosed in writing to Lender before execution and delivery of this Agreement).

     Section 4.05 Financial Condition; Title to Property. All material written information supplied to Lender by or on behalf of Borrower before, concurrently with or after execution of this Agreement are and will be true, correct, complete in all material respects when made. Borrower’s financial statements furnished to Lender fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries, if any, as of its date and for the period then ended. No material adverse change has occurred in the financial conditions reflected in the most recent of such financial statements furnished to Lender since the date thereof which could reasonably be expected to result in a Material Adverse Effect. Borrower and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of the Property and assets shown on the most recent consolidated balance sheet for Borrower provided under the terms of Section 5.2, and all assets and Property acquired since the date of such respective balance sheets, except for such Property as is no longer used or useful in the conduct of Borrower’s or its applicable Subsidiary’s business or as have been disposed of in the ordinary course of business, and except for minor defects in title that do not interfere with the ability of Borrower and its Subsidiaries to conduct their respective businesses.
     Section 4.06 Taxes. Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except for taxes which are being diligently contested in good faith and for payment of which adequate reserves have been set aside.
     Section 4.07 Litigation. As of the date hereof, there is no condemnation or other action, suit or proceeding pending—or, to the best of Borrower’s knowledge, threatened—against or affecting Borrower, any of its Subsidiaries or the Collateral, at law or in equity, or before or by any Governmental Authority, which could reasonably be expected to result in any Material Adverse Effect.
     Section 4.08 No Defaults. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority, or in the payment of any Indebtedness for borrowed money in an aggregate amount exceeding $250,000.00.
     Section 4.09 Intentionally Deleted.
     Section 4.10 Solvency. Borrower is now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or—to Borrower’s knowledge threatened—against Borrower. Borrower’s liabilities and obligations under the Credit Documents do not and will not render Borrower insolvent, cause Borrower’s liabilities to exceed Borrower’s assets or leave Borrower with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.
     Section 4.11 Prior Representations. No representation or warranty contained in any Credit Document and no statement contained in any material report, financial statement or other papers furnished to Lender by or on behalf of Borrower or any of its Subsidiaries contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were provided.
     Section 4.12 Margin Stock. None of the proceeds of the Note will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
     Section 4.13 Permits. Borrower and its Subsidiaries possess all permits, licenses, patents, trademarks, tradenames and copyrights required to conduct its business, except where the failure to obtain any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.14 Legal Requirements. Borrower, its Subsidiaries and the Collateral are in compliance in all material respects with all applicable Legal Requirements and Borrower and each of its Subsidiaries manages and operates (and will continue to manage and operate) its business in accordance with good industry practices, except where the failure to comply with applicable Legal Requirements or to otherwise manage and operate in accordance with good industry practices would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.15 ERISA. With respect to each Plan, Borrower, each of its Subsidiaries and each member of a Controlled Group for the employees of Borrower or any of its Subsidiaries have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a material liability of Borrower, any of its Subsidiaries or any member of a Controlled Group for the employees of Borrower or any of its Subsidiaries to the PBGC regarding a Plan or a Plan (other than to make contributions in the ordinary course). Since the effective date of Title IV of ERISA, there have not been any nor are there now existing any events or conditions regarding a Plan that would cause the Lien provided under Section 4068 of ERISA to attach to any Property of Borrower, any of its Subsidiaries or any member of a Controlled Group for the employees of Borrower or any of its Subsidiaries. There are no Unfunded Liabilities with respect to any Plan. No “prohibited transaction” has occurred with respect to any Plan.
     Section 4.16 Investment and Holding Company Status.
     (a) Neither Borrower nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.
     (b) Neither Borrower nor any of its Subsidiaries is an “affiliate” or a “subsidiary company” of a “public utility company,” or a “holding company,” or an “affiliate” or a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (“PUHC Act”). Further, none of the transactions contemplated under this Agreement shall cause or constitute a violation of any of the provisions, rules, regulations or orders of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Note, the liabilities of Borrower or any of its Subsidiaries under any of the Credit Documents or any Liens created under the Security Documents.
     Section 4.17 Environmental Matters. Except as disclosed in writing to Lender before execution and delivery of this Agreement, (a) Borrower and each of its Subsidiaries has obtained and maintained in effect all Environmental Permits, the failure to obtain which could reasonably be expected to have a Material Adverse Effect, (b) Borrower and each of its Subsidiaries (and, to their knowledge, their Properties, business and operations) has been and is in compliance with all applicable Requirements of Environmental Law and Environmental Permits, the failure to obtain which could reasonably be expected to have a Material Adverse Effect, (c) as of the date hereof, neither Borrower nor any of its Subsidiaries (or any of their Properties, business and operations) is subject to any (i) Environmental Claims or (ii) Environmental Liabilities, in either case direct or contingent, and whether known or unknown, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect, and (d) neither Borrower nor any of its Subsidiaries has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, business or operations which could reasonably be expected to have a Material Adverse Effect. The liability (including any Environmental Liability and any other damage to persons or Property), if any, of Borrower and each of its Subsidiaries with respect to their Properties, business and operations which is reasonably expected to arise in connection with Requirements of Environmental Laws currently in effect and other environmental matters presently known by Borrower is not reasonably expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries knows of any event or condition with respect to Environmental Matters with respect to any of its Properties which could reasonably be expected to have a Material Adverse Effect. The provisions of this Section are cumulative of the provisions relating to this subject matter in the other Credit Documents.
     Section 4.18 Executive Offices; Fiscal Year. As of the date hereof, (a) Borrower’s principal place of business and chief executive office is 12212 Technology Boulevard, Austin, Texas 78727, and (b) Borrower’s fiscal year is January 1st to December 31st of each calendar year.
     Section 4.19 Subsidiaries. As of the date hereof, Borrower has no Subsidiaries, other than (a) Luminex International Corporation, a Delaware corporation, (b) Luminex Project, Inc., a Delaware corporation, and (c) Luminex B.V., a Dutch private limited liability company. TM Bioscience Corporation will become a wholly-owned non-Domestic Subsidiary of Borrower upon consummation of the TMB Acquisition.
     Section 4.20 Subordinated Indebtedness. As of the date hereof, Borrower has no Subordinated Indebtedness.

ARTICLE V
Affirmative Covenants
     Borrower covenants and agrees with Lender that prior to termination of this Agreement:
     Section 5.01 Existence; Conduct of Business. Borrower shall (and shall cause each of its Subsidiaries to) at all times (a) pay when due all material taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and reserves reasonably deemed adequate by Lender have been established therefor; (b) to the extent applicable, do all things reasonably necessary to preserve its existence, qualifications, rights and franchises in all states where such qualification is necessary or desirable, except to the extent that the failure to comply with the foregoing requirements would not reasonably be expected to result in a Material Adverse Effect; (c) comply with all applicable Legal Requirements (including Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property, except to the extent that the failure to comply with the foregoing requirements would not reasonably be expected to result in a Material Adverse Effect; (d) cause its Property to be protected, maintained and kept in good repair (ordinary wear and tear and casualty expected) and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently, except to the extent that the failure to comply with the foregoing requirements would not reasonably be expected to result in a Material Adverse Effect, and (e) pay punctually and discharge when due, or renew or extend, any Indebtedness incurred by it and discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on its part in connection therewith, or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of its Property, except to the extent that the failure to comply with the foregoing requirements would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing contained in this subparagraph (e) shall require payment, discharge, renewal or extension of any such Indebtedness or discharge, performance or observance of any such covenants, provisions and conditions so long as any claims which may be asserted against with respect to any such Indebtedness or any such covenants, provisions and conditions shall be contested diligently and in good faith and reserves with respect thereto deemed adequate by Lender shall be established.
     Section 5.02 Financial Statements and Other Information. Borrower shall furnish or cause to be furnished to Lender a copy of each of the following:
     (a) as soon as available and in any event within 125 days after the end of each fiscal year of Borrower, Annual Audited Financial Statements of Borrower and its Subsidiaries;
     (b) as soon as available and in any event within 45 days after the end of each fiscal quarter, Quarterly Financial Statements of Borrower and its Subsidiaries;
     (c) within thirty-five (35) days after the end of each calendar month, (i) a Borrowing Base Certificate as of the last day of such calendar month, together with such supporting information as Lender may reasonably request, certified and signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower, (ii) a listing and aging of the Accounts of Borrower and each of its wholly-owned Domestic Subsidiaries as of the end of such calendar month, prepared in reasonable detail and containing such information as Lender may request, and (iii) a summary of the Inventory of Borrower and each of its wholly-owned Domestic Subsidiaries as of the end of such calendar month, prepared in reasonable detail and containing such information as Lender may request;
     (d) concurrently with the financial statements provided for in subsections (a) and (b) of this Section 5.02 (including the Quarterly Financial Statements of Borrower to be delivered as of the last fiscal quarter of any fiscal year), a compliance certificate (“Compliance Certificate”) in the form of Exhibit D hereto accompanied by such schedules, computations and other information, in reasonable detail, as may be required by Lender to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower;
     (e) from time to time, at any time upon the request of Lender, but at the cost of Borrower (subject to the limitation set forth below), a report of a collateral field examiner or auditor (which may or may not be affiliated with Lender) with respect to the Accounts and Inventory included in the Borrowing Base (provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to pay or reimburse to Lender the cost and expense of such a report more than once per calendar year when no Event of Default exists); and
     (f) such other information relating to the financial condition, operations, prospects or business of any Obligor as from time to time may be reasonably requested by Lender. Each delivery of a financial statement pursuant to this Section 5.02 shall constitute a republication of the representations and warranties contained in Article IV (except where such representation or warranty specifically relates to an earlier date or except for any changes in any such representation or warranty that would not result in or constitute a Default or Event of Default).
     Section 5.03 Financial Covenants. Borrower shall have and maintain on a consolidated basis:
     (a) Tangible Net Worth. Borrower and its Subsidiaries shall maintain a consolidated Tangible Net Worth in an amount greater than or equal to (i) $45,000,000 at all times prior to the consummation of the TMB Acquisition and (ii) $25,000,000 at all times on and after the consummation of the TMB Acquisition.
     (b) Cash, Cash Equivalents and Marketable Securities. Borrower and its wholly-owned Domestic Subsidiaries shall at all times hold and own unencumbered and unrestricted cash, Cash Equivalents and Marketable Securities not subject to any Liens (other than Permitted Encumbrances) in an aggregate amount of not less than Funded

Indebtedness owing as of such calculation date by Borrower and its Subsidiaries (including TM Bioscience Corporation, on a pro-forma consolidated basis if the TMB Acquisition has not yet been consummated as of the date of such calculation), but excluding up to $4,000,000 of Indebtedness then owing to any Canadian Governmental Authority.
     Section 5.04 Books and Records; Inspection Rights. Borrower shall (and shall cause each of its Subsidiaries to) maintain books and records in accordance with GAAP. Borrower shall permit Lender and any consultant of Lender to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, upon reasonable notice to Borrower and during normal business hours so long as no Event of Default exists; otherwise, all at such times and intervals and to such extent as Lender may reasonably desire. In connection therewith, Lender and any consultant of Lender shall each have the right to examine, upon reasonable notice to Borrower and during normal business hours so long as no Event of Default exists; otherwise, as often as Lender may request, the existence and condition of any of the Collateral and to review Borrower’s and its Subsidiaries’ compliance with the terms and conditions of this Agreement and the other Credit Documents, subject to governmental confidentiality requirements.
     Section 5.05 Further Assurances. Borrower shall promptly execute and deliver (or cause to be executed and delivered), at Borrower’s expense, any and all other and further instruments which may be reasonably requested by Lender to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of the agreements and undertakings set forth in the Credit Documents.
     Section 5.06 Insurance. Borrower shall maintain insurance with such insurers, on such of its and its Subsidiaries’ Property, in such amounts and against such risks as is reasonably satisfactory to Lender, including without limitation, fire and extended coverage, general liability insurance and worker’s compensation coverage, and furnish Lender satisfactory evidence thereof promptly upon request. These insurance provisions are cumulative of the insurance provisions of the Security Documents. With respect to all such insurance, (a) Lender shall be named as an “additional loss payee” or “additional insured,” as applicable, in its capacity as a lender and mortgagee, and shall be provided with one or more certificates of the insurer that the insurance required by this paragraph may not be canceled, reduced or affected in any manner without thirty (30) days’ prior written notice to Lender, and (b) Borrower shall promptly furnish copies of such policies of insurance upon written request therefor by Lender. Wherever permitted and available under applicable law, such insurance shall name Lender as loss payee and/or mortgagee insured.
     Section 5.07 Notice of Material Events. Borrower shall notify Lender promptly after acquiring knowledge of the occurrence of, or if Borrower or any of its Subsidiaries causes or intends to cause, as the case may be: (a) the institution of any lawsuit or administrative proceeding affecting Borrower or any of its Subsidiaries, the adverse determination under which could reasonably be expected to have a Material Adverse Effect; (b) any material adverse change, either in any case or in the aggregate, in the assets, liabilities, business, condition (financial or otherwise), operations, Property or prospects of Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; (c) any Event of Default or any Default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower of the steps being taken to cure the effect of such Event of Default or Default; (d) the receipt of any notice from, or the taking of any other action by, the holder(s) of any Indebtedness of Borrower or any of its Subsidiaries in an aggregate principal amount of $250,000.00 or greater with respect to a claimed default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower or its applicable Subsidiaries, as the case may be, is taking or proposed to take with respect thereto; and (e) any adverse change in any material respect in the accuracy of the representations and warranties of Borrower or any of its Subsidiaries in this Agreement or any other Credit Document (except for any representation or warranty that specifically relates to an earlier date or except for any changes in any such representation or warranty that would not result in or constitute a Default or Event of Default). Borrower will notify Lender in writing at least 30 days prior to the date that any Obligor changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.
     Section 5.08 ERISA Matters. Borrower shall promptly furnish to Lender (1) promptly after receipt, a copy of any notice of complete or partial withdrawal liability regarding a Plan under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (2) if requested by Lender, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (3) immediately upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by an appropriate officer or other responsible party acceptable to Lender on behalf of Borrower or its applicable Subsidiaries or the applicable member of a Controlled Group for the employees of Borrower or its applicable Subsidiaries specifying the nature thereof, what action Borrower or its applicable Subsidiaries or the applicable member of such Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (4) promptly after the filing or receiving thereof by Borrower or any of its Subsidiaries or any member of a Controlled Group for the employees of any such Person of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (5) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code regarding a Plan promptly after the request is submitted by Borrower or any of its Subsidiaries or any member of a Controlled Group for the employees of any such Person to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be. To the extent required under applicable statutory funding requirements, Borrower will fund, and will cause each of its Subsidiaries to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA. Borrower covenants that it shall and shall cause each other Obligor and each other member of a Controlled Group for the employees of Borrower and each of its Subsidiaries to (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (b) prepare and file in a timely manner all notices and reports required under the terms of ERISA including annual reports regarding such Plans; and (c) pay in a timely manner all required PBGC premiums regarding such Plans.
     Section 5.09 Loan Proceeds. The proceeds of the Loans will be used for (a) working capital purposes for Borrower and, to the extent permitted herein, its Subsidiaries, and (b) repayment of certain Indebtedness of TM Bioscience Corporation upon consummation of the TMB Acquisition.
     Section 5.10 Deposits, Treasury Management and Traditional Banking Services. Borrower shall maintain with Lender substantially all of Borrower’s and its Domestic Subsidiaries’ traditional depository and disbursement accounts, related treasury management services and other traditional banking services (other than securities account investments held by securities intermediaries).
     Section 5.11 Operation of TM Bioscience Corporation as a Separate Legal Entity. Borrower shall cause TM Bioscience Corporation (“TMB”) to fully comply with the following requirements at all times: (a) TMB shall hold itself out to the public as a legal entity separate and distinct from Borrower and any other Person and conduct its business solely in its own name and shall correct any known misunderstanding regarding its separate identity; (b) TMB shall maintain adequate capital for its normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (c) TMB shall pay its own liabilities (including, without limitation, salaries of its own employees) from either its own funds or funds advanced to TMB by Borrower in compliance with the terms of Sections 6.01(g) and 6.07(j); (d) TMB shall not assume or guaranty the debts of Borrower or any other Subsidiary of Borrower, hold itself out to be responsible for the debts of Borrower or any other Subsidiary of Borrower, or otherwise pledge its assets for the benefit of Borrower or any other Subsidiary of Borrower or hold out its credit as being available to satisfy the obligations of Borrower or any other Subsidiary of Borrower; (e) TMB shall file its own tax returns as required under laws applicable to TMB; (f) TMB shall not commingle its assets with the assets of Borrower, any other Subsidiary of Borrower or any other Person; (g) TMB shall use separate stationery, invoices and checks and shall properly and validly allocate shared expenses with Borrower and any other Subsidiaries of Borrower, to the extent applicable; and (h) TMB shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of Borrower or any other Person.
ARTICLE VI
Negative Covenants
     Borrower covenants and agrees with Lender that prior to termination of this Agreement:

     Section 6.01 Indebtedness. Neither Borrower nor any of its Subsidiaries will create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following:
     (a) Indebtedness to Lender or any Affiliate of Lender;
     (b) Indebtedness secured by Liens permitted by Section 6.02 hereof;
     (c) other liabilities existing on the date of this Agreement and disclosed in the financial statements delivered on or prior to the date hereof, and all renewals and extensions (but not increases) thereof;
     (d) current accounts payable and unsecured current liabilities, not the result of borrowing, to vendors, suppliers and persons providing services, for expenditures for goods and services normally required by it in the ordinary course of business and on ordinary trade terms;
     (e) any Subordinated Indebtedness;
     (f) intercompany Indebtedness among Obligors, so long as any such Obligor other than Borrower is a wholly-owned Subsidiary of Borrower;
     (g) intercompany Indebtedness owing by a non-Domestic Subsidiary to any Obligor, so long as (1) Borrower is in compliance with the financial covenants in Section 5.3 hereof after giving effect to all such intercompany Indebtedness extended to non-Domestic Subsidiaries and all Investments permitted by Section 6.07(j), and (2) all such intercompany Indebtedness extended to any non-Domestic Subsidiary is evidenced by a valid and enforceable promissory note executed and payable by the applicable non-Domestic Subsidiary to the order of the applicable Obligor and the Lender has received a perfected first priority Lien (subject only to Permitted Encumbrances) against such promissory note; and
     (h) any other Indebtedness incurred after the date of this Agreement, so long as the aggregate outstanding principal amount of such other Indebtedness does not exceed $500,000.00 at any time.
     Section 6.02 Liens. Neither Borrower nor any of its Subsidiaries will create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that Borrower or any of its Subsidiaries may create or suffer to exist:
     (a) Liens in effect on the date hereof and disclosed to Lender in the financial statements delivered on or prior to the date hereof, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase;

     (b) Liens in favor of Lender;
     (c) Liens created pursuant to Capital Lease Obligations or purchase money Indebtedness for fixed assets permitted pursuant to this Agreement, if (1) such Liens are only in respect of the fixed assets subject to, and secure only, the respective Capital Lease Obligations or purchase money Indebtedness, and (2) the aggregate outstanding principal amount of all such Indebtedness does not exceed $500,000.00 at any time; and
     (d) Permitted Encumbrances.
     Section 6.03 Fundamental Changes. Neither Borrower nor any of its Subsidiaries will, in any single transaction or series of transactions, directly or indirectly, (a) consolidate, terminate, liquidate or dissolve, (b) be a party to any consolidation, termination, merger or consolidation, (c) sell, convey or lease all or substantially all of its assets (other than to Borrower or another Obligor that is a wholly-owned Subsidiary of Borrower), or (d) except for Permitted Acquisitions, acquire all or substantially all of the assets of any Person, or acquire any Equity Interests of any other Person, without the prior consent of Lender; provided, however, that any wholly-owned Subsidiary of an Obligor may (i) consolidate or merge with Borrower or another Obligor that is a wholly-owned Subsidiary of Borrower or (ii) otherwise terminate, liquidate or dissolve, so long as all of the assets of such Obligor that is terminating, liquidating or dissolving are conveyed to Borrower or another Obligor that is a wholly-owned Subsidiary of Borrower.
     Section 6.04 Asset Sales. Neither Borrower nor any of its Subsidiaries will, in any single transaction or series of transactions, directly or indirectly, sell, transfer, lease or otherwise dispose of any of its assets, except for (a) sales or other dispositions in the ordinary course of business and for fair value and (b) sales or other dispositions to an Obligor.
     Section 6.05 Nature of Business. Borrower and its Subsidiaries, taken as a whole, will not materially change the nature of their business or enter into any business which is substantially different from the business in which they are presently engaged.
     Section 6.06 Affiliate Transactions. Neither Borrower nor any of its Subsidiaries will enter into any material transaction or agreement with any Affiliate or any officer, director, partner, trustee or owner or holder of any Equity Interests of Borrower or any of its Subsidiaries, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties, (b) any dividend or other distribution with respect to any Equity Interests in Borrower or other transaction or agreement otherwise permitted hereunder, and (c) compensation, employment, severance and benefit arrangements in the ordinary course of business, including payment of directors’ fees.
     Section 6.07 Investments; Loans; Advances. Neither Borrower nor any of its Subsidiaries will make any Investment in, any Person, or make any commitment to make any Investment, except the following:
     (a) Cash Equivalents and Marketable Securities;

     (b) Permitted Acquisitions;
     (c) accounts receivable, inventory and other working capital accounts, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (d) loans or advances to employees, officers or directors in the ordinary course of business of Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $50,000.00 in the aggregate at any time outstanding;
     (e) loans or advances to employees, officers or directors of Borrower or any of its Subsidiaries to purchase Equity Interests in Borrower, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $100,000.00 in the aggregate at any time outstanding;
     (f) Investments received in satisfaction or partial satisfaction from financially troubled account debtors as a result of the applicable Obligor’s exercise of its reasonable business judgment;
     (g) Equity Interests issued by Subsidiaries permitted hereunder;
     (h) Investments in another Obligor;
     (i) Investments existing on the date hereof to the extent the same are reflected in the most recent financial statements of Borrower furnished to Lender prior to the date of this Agreement;
     (j) Investments in non-Domestic Subsidiaries of the Borrower, so long as (1) Borrower is in compliance with the financial covenants in Section 5.3 hereof after giving effect to all such Investments and all intercompany Indebtedness extended to non-Domestic Subsidiaries as permitted by Section 6.01(g), and (2) all such Investments extended to any non-Domestic Subsidiary are evidenced by a valid and enforceable promissory note executed and payable by the applicable non-Domestic Subsidiary to the order of the applicable Obligor and the Lender has received a perfected first priority Lien (subject only to Permitted Encumbrances) against such promissory note; and
     (k) additional Investments not to exceed $100,000 in the aggregate at any time outstanding.
     Section 6.08 New Subsidiaries. Neither Borrower nor any of its Subsidiaries will form, create or acquire any Subsidiary, other than TM Bioscience Corporation, without the prior written consent of Lender, unless (a) Lender is provided not less than fifteen (15) days prior written notice by Borrower of the intention to create or acquire such new Subsidiary and (b) contemporaneously with the actual creation or acquisition of such new Subsidiary, as applicable, Borrower causes (i) each such Subsidiary that is a Domestic Subsidiary to become an Obligor, by execution and delivery to Lender, of a Guaranty or a Joinder Agreement (if a Joinder Agreement is requested by Lender in lieu of a Guaranty), (ii) each such Subsidiary that is a Domestic Subsidiary to grant to Lender a first priority perfected Lien (subject only to Liens permitted under Section 6.02) against all Accounts, Equipment, Inventory and General Intangibles and other related property and proceeds thereof (excluding all copyrights, trademarks, tradenames, patents and other similar intellectual property), now or hereafter owned by such Domestic Subsidiary, (iii) each such Subsidiary that is a non-Domestic Subsidiary to execute and deliver a valid and enforceable promissory note payable by such non-Domestic Subsidiary to the order of Borrower (or a wholly-owned Domestic Subsidiary of Borrower) for purposes of evidencing all Investments in, and intercompany Indebtedness at any time extended by Borrower and any other Obligors to, such non-Domestic Subsidiary, so long as the Lender has received a perfected first priority Lien (subject only to Permitted Encumbrances) against such promissory note, and (iv) each such Subsidiary to deliver to Lender such related certificates, legal opinions and documents (including Organizational Documents) as Lender may reasonably require.
     Section 6.09 ERISA; Unfunded Liabilities. Neither Borrower nor any of its Subsidiaries will incur any Unfunded Liabilities or allow any Unfunded Liabilities to arise or exist under any Plan.
     Section 6.10 Sale and Leaseback Transactions. Neither Borrower nor any of its Subsidiaries will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.
     Section 6.11 Dividends and Other Distributions. Borrower will not: (a) redeem, retire or otherwise acquire, directly or indirectly, any of its Equity Interests; or (b) pay any dividend or make any other distribution of any Property or cash to holders of Equity Interests in Borrower as such, except (i) non-cash dividends of additional Equity Interests, or (ii) cash redemptions of any Equity Interests and/or cash dividends to holders of Equity Interests, so long as no Event of Default then exists (including without limitation, that Borrower is in compliance with each of the financial covenants in Section 5.03), both immediately prior to and immediately after giving effect to such cash redemptions or dividends, as applicable.
     Section 6.12 Other Negative Pledge Agreements. Neither Borrower nor any of its Subsidiaries will enter into any contract or other agreement for any purpose with any Person (other than (i) the applicable negative covenants of this Agreement and the other Credit Documents and (ii) the applicable negative covenants of any documentation evidencing Indebtedness secured by Liens permitted under Section 6.02(c), but only to the extent that such negative covenants preclude the granting of additional Liens against only those specific fixed assets securing such permitted Indebtedness) that directly or indirectly prohibits the Borrower or any of its Subsidiaries from granting any Lien against any Property now or hereafter owned by Borrower or any of its Subsidiaries.

ARTICLE VII
Defaults
     Section 7.01 Default. The occurrence of any of the following events shall constitute an Event of Default (herein so called) under this Agreement:
     (a) any part of the Obligations is not paid within five (5) calendar days after the due date thereof, whether by lapse of time or acceleration or otherwise;
     (b) Borrower or any of its Subsidiaries fails to perform, observe or comply with—or defaults under—any of the terms, covenants, conditions or provisions of any Credit Document (other than any such failure or default described in one of the other subparagraphs of this Section), and Borrower fails to cure such default within fifteen (15) calendar days after Lender has given Borrower written notice thereof (such curative period to run concurrently with, and not in addition to, any other curative periods, if any, provided for in any of the other Credit Documents with respect to the same default), provided that Lender shall not be required to provide such notice with respect to any such failure or default which by its nature is incurable;
     (c) Borrower or any of its Subsidiaries fails to perform, observe or comply with—or defaults under—Sections 5.02, 5.03 or 5.07 hereof or any negative covenant under Article VI of this Agreement;
     (d) any representation or warranty made in any Credit Document or in any other material report or other paper now or hereafter provided to Lender by or on behalf of Borrower or any other Obligor pursuant or incident to any Credit Document or the Obligations proves to have been untrue or misleading in any material respect as of the date made or deemed made;
     (e) Borrower or any of its Subsidiaries: (i) voluntarily suspends transaction of business (except as expressly permitted hereunder); (ii) becomes insolvent or unable to pay its Indebtedness as it matures; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of a receiver or trustee for any such person or entity or for any substantial portion of its Property; or (vi) makes an assignment to an agent authorized to liquidate any substantial part of its assets;
     (f) in respect of Borrower or any of its Subsidiaries: (i) an involuntary case shall be commenced with any court or other authority seeking liquidation, reorganization or a creditor’s arrangement of any such person or entity; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such person or entity or for any substantial portion of its Property; or (iii) a writ or warrant of attachment or any similar process shall be issued by any court or other authority against any substantial portion of the Property of any such person or entity, and in each case, such petition seeking liquidation, reorganization or a creditor’s arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded off within sixty (60) days after its entry or levy;
     (g) the dissolution, liquidation or termination of the existence of Borrower or any of its Subsidiaries except as otherwise permitted under this Agreement;
     (h) any action, suit or proceeding shall be commenced against or affecting Borrower or any of its Subsidiaries or involving the validity or enforceability of any Credit Document, at law or in equity, or before any Governmental Authority, which in Lender’s reasonable judgment, impairs or reasonably could impair Lender’s ability in any material respect to collect the Obligations when due or the enforceability of any Credit Document;
     (i) any one or more final judgments for the payment of money in excess of $100,000.00 in the aggregate shall be rendered against any Obligor and the same shall remain unstayed or undischarged for a period of 30 days;
     (j) Borrower or any of its Subsidiaries shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of any Credit Document;
     (k) Borrower or any of its Subsidiaries shall default in the payment of any amount when due under any other borrowed money obligation in excess of $250,000.00 in principal amount or the holder of such other obligation declares—or has the right to declare—such obligation due before its stated maturity because of default;
     (l) Borrower or any of its Subsidiaries shall be in default under or in violation of any material Legal Requirement of any Governmental Authority having jurisdiction over any such party or any such party’s Property and such default could reasonably be expected to result in a Material Adverse Effect;
     (m) Borrower or any of its Subsidiaries shall claim—or any court shall find or rule—that Lender does not have a valid Lien on any material portion of the Collateral;
     (n) Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while insolvent, shall have suffered or permitted any creditor to obtain a lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from its date; or
     (o) Borrower or any of its Subsidiaries fails to pay when due any amount which he or it is liable to pay to the PBGC or its successor regarding a Plan or to a Plan,

or notice of intent to terminate any Plan is filed under ERISA, or PBGC commences proceedings under ERISA to terminate any Plan or to cause a trustee to be appointed to administer any Plan, or a proceeding is commenced by any fiduciary of any Plan to enforce Section 515 or Section 4219(c)(5) of ERISA, or PBGC becomes entitled to obtain a decree adjudicating that any Plan must be terminated.
     Section 7.02 Remedies. Upon the occurrence of any Event of Default that is then continuing, Lender shall have the right, at its option, (a) to declare the Commitment terminated (whereupon the Commitment shall be terminated) and to declare the unpaid balance of the Indebtedness evidenced by the Note and all other Credit Documents to be immediately due and payable without further notice (including notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, all of which are hereby expressly waived by Borrower, and/or (b) to enforce or avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith. Notwithstanding any provision in this Section to the contrary, upon the occurrence of any Event of Default that is then continuing, Lender shall have the right, immediately and without notice, to take possession of and exercise possessory rights with regard to any Collateral. All powers, rights and remedies of Lender set forth in this Section shall be cumulative and not exclusive of any other power, right or remedy available to Lender under the law or under this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith to enforce the performance or observance of the covenants and agreements contained in this Agreement, and no delay or omission of Lender to exercise any power, right or remedy accruing to Lender shall impair any such power, right or remedy, or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Every power, right or remedy of Lender set forth in this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, or afforded by law may be exercised from time to time, and as often as may be deemed expedient by Lender. In the event that Borrower or any of its Subsidiaries is the subject of any insolvency, bankruptcy, receivership, dissolution, reorganization or similar proceeding, federal or state, voluntary or involuntary, under any present or future law or act, Lender is entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of its remedies under the Credit Documents against the security for the Indebtedness evidenced by the Note and other sums due and payable to Lender under any of the Credit Documents, including specifically the stay imposed by Section 362 of the United States Federal Bankruptcy Code, as amended. Borrower hereby consents to the immediate lifting of any such automatic stay, and will not contest any motion by Lender to lift such stay. Borrower expressly acknowledges that the security for such Indebtedness is not now and will never be necessary to any plan of reorganization of any type.
     Section 7.03 Lender’s Right to Cure. If Borrower or any of its Subsidiaries should fail to comply with any of its material agreements, covenants or obligations under any Credit Document, then Lender (in the name of Borrower or its applicable Subsidiary or in Lender’s own name) may perform them or cause them to be performed for Borrower’s account and at Borrower’s expense, but shall have no obligation to perform any of them or cause them to be performed. Any and all reasonable expenses thus incurred or paid by Lender shall be Borrower’s obligations to Lender due and payable on demand, and each shall bear interest from the date Lender pays it until the date

Borrower repays it to Lender at the Default Rate. Upon making any such payment or incurring any such expense, Lender shall be fully and automatically subrogated to all of the rights of the person, corporation or body politic receiving such payment. Any amounts owing by Borrower to Lender pursuant to this or any other provision of this Agreement shall be secured by all instruments securing the Note. The amount and nature of any such expense and the time when it was paid shall be fully established by the affidavit of Lender or any of Lender’s officers or agents. The exercise of the privileges granted to Lender in this Section shall in no event be considered or constitute a cure of the default or a waiver of Lender’s right at any time after an Event of Default that is then continuing to declare the Note to be at once due and payable, but is cumulative of such right and of all other rights given by this Agreement, the Note and the Credit Documents and of all rights given Lender by law.
ARTICLE VIII
Miscellaneous
     Section 8.01 Usury Not Intended; Savings Provisions. Notwithstanding any provision to the contrary contained in any Credit Document, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Agreement which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable Texas or federal laws, whichever permit the higher rate. In this connection, Borrower and Lender stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Agreement shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. Neither Borrower nor any of its Subsidiaries shall ever be liable for interest in excess of the maximum rate permitted by applicable laws. If, for any reason whatever, such interest paid or received during the full term of the applicable Indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Lender shall credit against the principal of such Indebtedness (or, if such Indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of money shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the applicable Indebtedness so that the interest rate does not exceed the Ceiling Rate. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Borrower and Lender.
     Section 8.02 Documentation Requirements. Each written instrument required by this Agreement, the Note or the other Credit Documents to be furnished to Lender shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as Lender shall require), duly acknowledged where reasonably required by Lender and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act by governmental authority; shall be furnished to Lender in one or more copies as required by Lender; and shall in all respects be in form and substance satisfactory to Lender and to its legal counsel.

     Section 8.03 Credit Documents Cumulative. The benefits, rights and remedies of Lender and the security contained herein or provided for in the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith are cumulative; provided, however, that to the extent of any conflict between any provision of this Agreement and any provision contained in the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, the provisions of this Agreement shall control.
     Section 8.04 Satisfaction of Conditions. Where evidence of the existence or nonexistence of any circumstance or condition is required by this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith to be furnished to Lender, such evidence shall in all respects be in form and substance satisfactory to Lender, and the duty to furnish such evidence shall not be considered satisfied until Lender shall have acknowledged that it is satisfied therewith.
     Section 8.05 Survival. All covenants, agreements, representations and warranties made by Borrower in this Agreement, the Note, the other Credit Documents and any other document executed pursuant hereto or in connection herewith, and in any certificates or other documents or instruments delivered pursuant to this Agreement, the Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Note, the other Credit Documents and the other documents executed pursuant hereto or in connection herewith, and shall continue in full force and effect until full payment of the Indebtedness evidenced by the Note and/or secured by the Credit Documents, complete performance of all of the obligations of Borrower and its Subsidiaries under the Credit Documents and final termination of Lender’s obligations—if any—to make any further advances under the Note or to provide any other financial accommodation to Borrower or any of its Subsidiaries (provided, however, that all reimbursement obligations, indemnification and hold harmless obligations and other similar obligations of Borrower under any of the Credit Documents shall survive such payment, performance and termination). All such covenants, agreements, representations and warranties shall be binding upon any successors and assigns of Borrower, but any attempted assignment of any rights of Borrower hereunder without the prior written consent of Lender shall be null and void. No Person other than Borrower shall have any right or action hereon or any rights to Loans at any time, the Loans shall not constitute a trust fund for the benefit of any third parties and no third party shall under any circumstances have or be entitled to any Lien or any trust impressed on any undisbursed Loans.
     Section 8.06 Borrower Agrees to Pay or Reimburse Lender’s Expenses. To the extent not prohibited by applicable law and except as otherwise expressly limited herein, Borrower will pay all of the following costs and expenses and reimburse Lender for any and all of the following expenditures incurred or expended from time to time, regardless of whether a Default or an Event of Default shall have occurred, in connection with:
     (a) all reasonable out-of-pocket costs and expenses for (i) the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of any loan or credit facility secured by the Credit Documents, including legal, accounting, auditing, architectural, engineering and inspection services and disbursements, and (ii) Lender’s creating and perfecting its Liens against the Collateral; and
     (b) all costs and expenses of realizing upon Lender’s Liens on the Collateral, and all costs and expenses relating to Lender’s exercising any of its rights and remedies under any Credit Document or at law and/or protecting the Collateral, including all such appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, title review and abstract fees, litigation report fees, UCC search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys’ fees, legal expenses, court costs, other fees and expenses incurred in connection with any complete or partial liquidation of the Collateral, and all such fees and expenses for any professional services relating to the Collateral or any operations conducted in connection therewith. Provided, that no right or option granted by Borrower to Lender or otherwise arising pursuant to any provision of any Credit Document shall be deemed to impose or admit a duty on Lender to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection therewith for the benefit of Borrower or any person or entity other than Lender. Borrower agrees to indemnify, defend and hold Lender, its shareholders, directors, officers, agents, attorneys, advisors and employees (collectively “Indemnified Parties”) harmless from and against any and all Environmental Liabilities and any and all other loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys’ fees and amounts paid in settlement), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from any Credit Document or any transaction or event contemplated therein (except that such indemnity shall not be paid to any Indemnified Party to the extent that such loss, etc. directly results from the gross negligence or willful misconduct of that Indemnified Party). If any person or entity (including Borrower or any of its affiliates) ever alleges gross negligence or willful misconduct by an Indemnified Party, the full amount of indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement at such time—if any—as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. Any amount to be paid under this Section by Borrower to Lender shall be a demand obligation owing by Borrower to Lender and shall bear interest from the date of expenditure until paid at the Default Rate.
     Section 8.07 Amendments in Writing. This Agreement shall not be changed orally but shall be changed only by agreement in writing signed by Borrower and Lender. Any waiver or consent with respect to this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to supplement or modify any of the terms or provisions of this Agreement.

     Section 8.08 Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties at the addresses shown herein (and if so given, shall be deemed given when mailed). Borrower’s or Lender’s address for notice may be changed at any time and from time to time, but only after ten (10) days’ advance written notice to the other party and shall be the most recent such address furnished in writing by the applicable party to the other party hereto. Actual notice, however and from whomever given or received, shall always be effective when received. Whenever (and if) notice by telecopy by Borrower is permitted hereunder, it is intended for the convenience of Borrower, and Lender may rely on, and shall not be liable for acting (or refraining from acting) upon, any notice, instruction or request purporting to have been signed or presented by the proper party unless such action (or refraining from action) constitutes gross negligence or willful misconduct.
     Section 8.09 Gender; “Including” is Not Limiting; Section Headings. The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and whenever the singular number is used, the same shall include the plural where appropriate, and vice versa. Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.” The headings used is this Agreement are included for reference only and shall not be considered in interpreting, applying or enforcing this Agreement.
     Section 8.10 Lender’s Offset Rights. Lender is hereby authorized at any time and from time to time, without notice to any person or entity (and Borrower hereby WAIVES any such notice) to the fullest extent permitted by law, to set-off and apply any and all monies, securities and other Properties of Borrower now or in the future in the possession, custody or control of Lender, or on deposit with or otherwise owed to Borrower by Lender—including all such monies, securities and other Properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise (but excluding those accounts clearly designated as escrow or trust accounts held by Borrower for others unaffiliated with Borrower)—against any and all of Borrower’s obligations to Lender now or hereafter existing under this Agreement, irrespective of whether Lender shall have made any demand under this Agreement. Lender agrees to use reasonable efforts to promptly notify Borrower after any such set-off and application, provided that failure to give—or delay in giving—any such notice shall not affect the validity of such set-off and application or impose any liability on Lender. Lender’s rights under this Section are in addition to other rights and remedies (including other rights of set-off) which Lender may have.
     Section 8.11 Governing Law; Venue. This Agreement and the other Credit Documents are performable in Travis County, Texas. Any legal proceeding in respect of this Agreement or the other Credit Documents shall be brought exclusively in the district courts of Travis County, Texas or the United States District Court for the Western District of Texas, Austin Division (collectively, the “Specified Courts”), to the exclusion of all other venues. Borrower and Lender hereby irrevocably submit to the exclusive jurisdiction of such state and federal courts of the State of Texas. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Credit Document brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of Borrower and Lender further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to the applicable party at its address as provided in this Agreement or as otherwise provided by Texas law. Each of Borrower and Lender agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     Section 8.12 Rights Cumulative; Delay Not Waiver. Lender’s exercise of any right, benefit or privilege under any of the Credit Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of Lender’s other present or future rights, benefits or privileges. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law, the Credit Documents or any other papers. No failure by Lender to exercise, and no delay in exercising, any right under any Credit Document or any other papers shall operate as a waiver thereof.
     Section 8.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and this Agreement shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this Agreement is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Lender.
     Section 8.14 Entire Agreement. This Agreement, the Note and the other Credit Documents together embody the entire agreement and understanding between Borrower and Lender with respect to the subject matter hereof and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Borrower acknowledges and agrees that there is no oral agreement between Borrower and Lender which has not been incorporated in this Agreement, the Note and the other Credit Documents.
     Section 8.15 Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.
     Section 8.16 Sale and Assignment. Lender reserves the right, in its sole discretion, without notice to Borrower or any other Person, to sell participations or assign its interest, or both, in all or any part of this Agreement, the Note, any of the other Credit Documents, any Loan and the

Commitment and to disseminate to Lender’s Affiliates, potential purchasers, derivative counterparties and rating agencies any information it has pertaining to the Loans, including without limitation, complete and current credit information on Borrower and any of its Subsidiaries. In the event of any such assignment, Borrower will agree (and will cause each of its Subsidiares to agree) to such modifications to this Agreement and the other Credit Documents, and will cause to be delivered to Lender any legal opinion and other Credit Documents, as required to facilitate such assignment, so long as the same do not modify, alter or increase in any material respect the obligations and liabilities of Borrower under the Credit Documents. Without limiting the foregoing, and notwithstanding anything contained in any Credit Document to the contrary, Lender may at any time assign all or any portion of its rights under this Agreement, the Note and the other Credit Documents as collateral to a Federal Reserve Bank.
     Section 8.17 JURY TRIAL WAIVER. EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.
     Section 8.18 USA Patriot Act. Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.
NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02
     THIS AGREEMENT, THE NOTE AND THE OTHER CREDIT DOCUMENTS AND ALL OTHER CREDIT DOCUMENTS EXECUTED BY ANY OBLIGOR AND LENDER OR BY ANY OBLIGOR IN FAVOR OF LENDER SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN OBLIGORS AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF OBLIGORS AND LENDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OBLIGORS AND LENDER.
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EXECUTED effective as of the date first set forth above.

LUMINEX CORPORATION, a Delaware corporation

By:	/s/ David S. Reiter

Name:	David S. Reiter

Title:	Vice President, General Counsel and Corporate Secretary

Borrower’s Address:

12212 Technology Boulevard Austin, Texas 78727 Attention: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.

By:	/s/ James Pritchett

Name:	James Pritchett

Title:	Vice President

Lender’s Address:

Mail Code TX3-8229 221 West 6th Street, 2nd Floor Austin, Texas 78701 (P. O. Box 550 Austin, Texas 78767-0550) Attention: Manager/Commercial Lending Group
EXHIBITS:
Exhibit A — Request for Loan
Exhibit B – Rate Selection Notice
Exhibit C – Borrowing Base Certificate
Exhibit D – Compliance Certificate